UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 10, 2016
Coeur Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-8641 (Commission File Number)	82-0109423 (IRS Employer Identification No.)
104 S. Michigan
Suite 900
Chicago, Illinois 60603
(Address of Principal Executive Offices)
(312) 489-5800
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

On February 10, 2016, Coeur Mining, Inc. (the “Company”) issued a press release announcing its financial results for the quarter and year ended December 31, 2015 (the “Press Release”). A copy of the Press Release was furnished as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company on February 10, 2016.

Subsequent to issuance of the Press Release, the Company determined that the Adjusted EBITDA reported in the Press Release of $101.2 million for full year 2015 and $13.9 million for the fourth quarter of 2015 was understated by $15.9 million due to the duplicative inclusion of “Gain on debt extinguishments”. After correcting the error, reported Adjusted EBITDA was $117.1 million for full year 2015 and $29.8 million for the fourth quarter of 2015. The Adjusted EBITDA Reconciliation Table contained in the Press Release also has been corrected, as set forth below.

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2015	4Q 2015	3Q 2015	2Q 2015	1Q 2015	2014	4Q 2014
Net income (loss)	$(367,183)	$(303,000)	$(14,219)	$(16,677)	$(33,287)	$(1,155,884)	$(1,079,038)
Interest expense, net of capitalized interest	45,703	11,758	12,446	10,734	10,765	47,546	10,566
Other, net	15	(14,241)	8,893	2,852	2,511	5,218	(1,709)
Income tax provision (benefit)	(26,263)	(17,811)	(8,260)	(260)	68	(459,244)	(440,594)
Amortization	143,751	36,190	35,497	38,974	33,090	162,436	38,570
EBITDA	(203,977)	(287,104)	34,357	35,623	13,147	(1,399,928)	(1,472,205)
Fair value adjustments, net	(5,202)	(1,546)	(5,786)	(2,754)	4,884	(3,618)	(7,229)
Corporate reorganization costs	647	133	514	—	—	—	—
Transaction-related costs	2,112	99	—	38	1,975	—	—
Inventory adjustments	10,207	4,901	2,280	1,805	3,684	15,823	14,482
Write-downs	313,337	313,337	—	—	—	1,472,721	1,472,721
Adjusted EBITDA	$117,124	$29,820	$31,365	$34,712	$23,690	$84,998	$7,769

The information in this Form 8-K/A is intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.
Date: February 26, 2016	By: /s/ Peter C. Mitchell
Name: Peter C. Mitchell Title: Senior Vice President and Chief Financial Officer